Exhibit 99.1

Convey Health Solutions Announces Fourth Quarter and Record Full Year 2021 Financial Results

Provides 2022 Guidance

Fourth Quarter 2021 Highlights

•	Net revenues of $97.3 million, up 12% compared to Q4 2020
•	Net income of $0.4 million, compared to net income of $8.1 million in Q4 2020 which included a one-time benefit of $10.8 million due to the valuation of certain earn-out payments
•	Adjusted EBITDA or AEBITDA of $19.9 million, up 3% compared to Q4 2020. Q4 2021 included previously announced one-time implementation costs related to a new client win

Full Year 2021 Highlights

•	Net revenues of $337.6 million, up 19% compared to prior year
•	Net loss of $10.0 million which included $18.0 million of one-time costs related to the IPO, compared to net loss of $6.5 million in prior year which included a one-time benefit of $10.8 million due to the valuation of certain earn-out payments
•	Adjusted EBITDA of $69.2 million, up 34% compared to prior year

Full Year 2022 Guidance

•	Net revenues of $390 million to $410 million, the midpoint of which represents 18% growth over prior year
•	Adjusted EBITDA of $80 million to $84 million, the midpoint of which represents 18% growth over prior year[1]

Fort Lauderdale, Florida, March 23, 2022 – Convey Health Solutions Holdings, Inc. (NYSE: CNVY) (the “Company” or “Convey”), a leading healthcare technology and services company in the U.S., announced today financial results for the fourth quarter and year ended December 31, 2021.

“We achieved new records in terms of net revenues and AEBITDA for the year, which we believe demonstrate the strength of our customer relationships, the recurring nature of our business, the value of our technology, and the commitment of our team.” said Stephen Farrell, CEO of Convey. “We saw solid results in each of our three core offerings in our Technology Segment as well as our Advisory Segment. Additionally, we are pleased to announce full year 2022 guidance, which represents 18% growth in both net revenues and AEBITDA.”

Mr. Farrell continued, “In 2021, we helped our health plan clients drive membership growth, increase member engagement, and reduce payor costs by leveraging Convey’s proprietary technology and tech-enabled services. Specifically, analyzing over 250,000 over-the-counter (“OTC”) beneficiaries across a three-year period, we found that users of Convey’s OTC program who had diabetes, cardiovascular disease, or a history of slip and fall accidents had between 6% and 8% lower medical costs than members with similar conditions who did not use our OTC offering. Additionally, this past year, Medicare Advantage (“MA”) plans offering OTC benefit programs saw average membership growth of 11% vs. a 6% average membership decline for MA plans excluding such a benefit. Leveraging the 3.1 billion automated transactions and 29 million member touchpoints that Convey facilitated in 2021, our OTC program helps health plans contain member costs by addressing key social determinants of health.”

1 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for additional information.

Mr. Farrell concluded, “In addition to strong execution across our existing business lines, we believe our acquisition of HealthSmart, completed earlier this year, strengthens Convey’s value proposition for our health plan clients. The acquisition helps ensure that health plan members have access to high quality consumer healthcare products, which have been shown to improve their health outcomes. Also, we further strengthened our supplemental benefits offering by partnering with InComm Payments. This partnership will allow health plan members to use their OTC benefit across InComm’s network of 65,000 retail locations, as well as through our existing home delivery channel. We can now provide what we believe is the best-in-class supplemental benefits solution as we are able to offer a health plan the option of allowing its members to access their supplemental benefits through the retail setting using a single cash card or through the home delivery channel, or a combination of the two. As a result, we believe Convey is now even better positioned for go-forward growth.”

Tim Fairbanks, CFO of Convey, said “Convey continued its growth trajectory in 2021, driven by strong execution and one of the strongest secular trends in U.S. healthcare – the growth of the MA population. We believe our proprietary technology and tech-enabled services continue to deliver a strong value proposition for our health plan customers, and by doing so, provide attractive revenue growth opportunities for Convey. Further, Convey ended 2021 with a solid balance sheet, which allowed us to complete our first tuck-in acquisition as a public company without shareholder dilution. We are excited to continue this momentum in 2022 and look forward to another strong year.”

Fourth Quarter 2021 Financial Results

•	Net revenues of $97.3 million, up 12% compared to $87.1 million in the fourth quarter of 2020. Fourth quarter revenue growth was driven by Technology Enabled Solutions (TES) segment revenue of $84.4 million, up 13% year over year from $74.5 million in fourth quarter 2020, and $12.9 million of revenue in our Advisory Services segment, which was up 2% year over year from $12.6 million in fourth quarter 2020.
•	Net income was $0.4 million compared to net income of $8.1 million for the fourth quarter of 2020.
•	Adjusted EBITDA of $19.9 million increased 3% year over year from $19.3 million in the fourth quarter of 2020. Q4 2021 included previously announced one time implementation costs related to a new client win
•	As of December 31, 2021, Convey had cash and cash equivalents of $38.8 million and $39.4 million available on the Company’s revolver. Total debt, excluding unamortized cost of $3.0 million, was $192.6 million.

Year Ended December 31, 2021 Financial Results

•	For the year ended December 31, 2021, net revenues of $337.6 million were up 19% compared to $282.9 million for the year ended December 31, 2020.
•	Net loss in 2021 was $10.0 million compared to net loss of $6.5 million for the year ended December 31, 2020. Net loss for 2021 included $18.0 million of one-time costs attributed to our IPO consisting of $7.9 million for prior acts D&O insurance premium, $5.0 million expense related to the June 2021 extinguishment of debt, $2.8 million of public company readiness costs, and $2.3 million related to the one-time termination of the management service agreement with TPG.
•	Adjusted EBITDA for the year ended December 31, 2021 was $69.2 million, up 34% year over year from $51.5 million for the year of 2020.

Full Year 2022 Guidance

•	Net revenues of $390 million to $410 million, the midpoint of which represents 18% growth over prior year
•	Adjusted EBITDA of $80 million to $84 million, the midpoint of which represents 18% growth over prior year[2]

2 Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for additional information.

Fourth Quarter and Full Year 2021 Conference Call

Convey will host a conference call to discuss fourth quarter and year end 2021 results on March 23, 2022 at 5:00 p.m. Eastern Time. The conference call can be accessed by dialing (844) 200-6205 for U.S. participants or +1 (929) 526-1599 for international participants, and referencing conference ID 637508; or via a live audio webcast that will be available online at https://ir.conveyhealthsolutions.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Convey Health Solutions

Convey Health Solutions is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey Health Solutions' administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its best-in-class, built-for-purpose technology platforms with dedicated and flexible business process solutions, Convey Health Solutions creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey Health Solutions' clients include some of the nation's leading health insurance plans and pharmacy benefit management firms. Their healthcare-focused teams help several million Americans each year to navigate the complex Medicare Advantage and Part D landscape. To learn more about Convey Health Solutions, please visit www.ConveyHealthSolutions.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies and other future conditions. Such forward-looking statements may include, without limitation, statements about future opportunities for us and our products and services, our future operations, financial or operating results, including our 2022 financial guidance, our belief that the acquisition of HealthSmart strengthens Convey’s value proposition for our health plan clients, our belief that Convey is now even better positioned for go-forward growth, and are excited for another strong year in 2023, our belief that our proprietary technology and tech-enabled services continue to deliver a strong value proposition for our health plan customers, and by doing so, provide attractive revenue growth opportunities for Convey, that we are excited to continue this momentum in 2022 and look forward to another strong year, anticipated business levels, our ability to create value for our clients and serve their business objectives, future earnings, planned activities, anticipated growth, market opportunities and our expectations with respect to the growth of the markets in which we compete, including the Medicare Advantage market, trends in the markets in which we compete, strategies, competitions and other expectations and targets for future periods. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” continue,” “contemplate,” “plan” and other words and terms of similar meaning. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, among others, the following: our ability to retain our existing clients or attract new clients, and sell additional solutions and services to our clients; our dependence on a small number of clients for a substantial portion of our total revenue; limitations of our clients’ growth prospects, and the failure of the size of the total addressable markets in which we compete or expect that we may compete in the future to grow at rates currently expected; risks related to acquisitions of other businesses or technologies and other significant transactions; increases in labor costs, including due to changing minimum wage laws, and an overall tightening of the labor market; an economic downturn or volatility, including as a result of the ongoing COVID-19 pandemic; recent and future developments in the Medicare Advantage market or the healthcare industry generally, including with respect to changing laws and regulations; security breaches or incidents, failures and other disruptions of the information technology systems used in our business operations and of the sensitive information we collect, process, transmit, use and store; disruptions in service, and other software and systems failures, affecting us and our vendors; our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights; our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties; our substantial indebtedness, and the restrictions imposed by our indebtedness on our subsidiaries; identified material weaknesses in our internal control over financial reporting and a failure to remediate these material weaknesses, and the effectiveness of our internal control over financial reporting; and the significant influence our principal stockholder, TPG, has over us. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section Part II, Item 1A “Risk Factors” included in our Form 10-Q for the period ended September 30, 2021 and our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We qualify all of the forward-looking statements in this press release by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures and are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of the Company. We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to assess our financial performance and also for internal planning and forecasting purposes. We believe EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin provide investors with useful information because such metrics offer a consistent and comparable overview of our operations across historical financial periods. In evaluating EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.

Non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. There are limitations to the use of the non-GAAP financial measures presented in this press release. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures we present are not meant to be considered as indicators of performance in isolation from or as a substitute for measures prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP financial measure are presented below. We encourage you to review our financial information in its entirety, not to rely on any single financial measure and to view the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude such items, may incur income and expenses similar to these excluded items, and include other expenses, costs, and non-recurring items. Convey is not providing forward-looking guidance for U.S. GAAP reported financial measures (other than net revenues) or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net (loss) income and adjustments that could be made for income tax expense/benefits, contract termination costs, and extinguishment of debt in its reconciliation of historic numbers. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

CONVEY HEALTH SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data) (unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$38,811	$45,366
Accounts receivable, net of allowance for doubtful accounts of $69 and $610 as of December 31, 2021, and December 31, 2020, respectively	62,813	50,589
Inventories, net	14,060	11,094
Prepaid expenses and other current assets	16,569	15,220
Restricted cash	—	3,560
Total current assets	132,253	125,829
Property and equipment, net	20,400	20,667
Intangible assets, net	220,014	238,842
Goodwill	455,206	455,206
Restricted cash	—	160
Other assets	2,030	2,364
Total assets	$829,903	$843,068
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,868	$21,308
Accrued expenses	48,558	67,159
Capital lease obligations, current portion	498	361
Deferred revenue, current portion	7,472	6,466
Term loans, current portion	—	2,500
Total current liabilities	70,396	97,794
Capital leases obligations, net of current portion	528	1,129
Deferred taxes, net	25,992	26,561
Term loans, net of current portion	189,643	239,290
Other long-term liabilities	5,595	8,144
Total liabilities	292,154	372,918
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2021 and no shares authorized, issued or outstanding as of December 31, 2020	—	—
Common stock, $0.01 par value; 500,000,000 and 126,000,000 shares authorized as of December 31, 2021, and December 31, 2020, respectively; 73,194,171 and 61,321,424 shares issued and outstanding as of December 31, 2021, and December 31, 2020, respectively	732	613
Additional paid-in capital	570,252	492,747
Accumulated other comprehensive income	31	78
Accumulated deficit	(33,266)	(23,288)
Total shareholders’ equity	537,749	470,150
Total liabilities and shareholders’ equity	$829,903	$843,068

CONVEY HEALTH SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net revenues:
Services	$47,573	$42,377	$177,575	$147,191
Products	49,733	44,704	160,021	135,723
Net revenues	97,306	87,081	337,596	282,914
Operating expenses:
Cost of services(1)	26,442	24,425	92,241	84,144
Cost of products(1)	30,033	26,510	103,080	87,153
Selling, general and administrative	23,109	21,068	94,093	79,955
Depreciation and amortization	7,812	7,323	30,480	28,032
Transaction related costs	2,924	3,672	5,894	3,949
Change in fair value of contingent consideration	—	(10,770)	96	(10,770)
Total operating expenses	90,320	72,228	325,884	272,463
Operating income (loss)	6,986	14,853	11,712	10,451
Other income (expense):
Interest income	18	—	18	7
Loss on extinguishment of debt	—	—	(5,015)	—
Interest expense	(2,168)	(5,381)	(17,312)	(18,860)
Total other expense, net	(2,150)	(5,381)	(22,309)	(18,853)
Income (loss) from continuing operations before income taxes	4,836	9,472	(10,597)	(8,402)
Income tax (expense) benefit	(4,423)	(1,368)	619	1,904
Net income (loss) from continuing operations	413	8,104	(9,978)	(6,498)
Income (loss) from discontinued operations, net of tax	—	—	—	36
Net income (loss)	$413	$8,104	$(9,978)	$(6,462)
Income (loss) per common share – Basic and diluted
Continuing operations	0.01	0.13	(0.15)	(0.11)
Discontinued operations	—	—	—	—
Net income (loss) per common share	$0.01	$0.13	$(0.15)	$(0.11)

Net income (loss)	$413	$8,104	$(9,978)	$(6,462)
Foreign currency translation adjustments	(2)	10	(47)	57
Comprehensive income (loss)	$411	$8,114	$(10,025)	$(6,405)

(1)	Excludes amortization of intangible assets and depreciation, which are separately stated below.

CONVEY HEALTH SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net ( loss) income	$(9,978)	$(6,462)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation expense	5,603	4,192
Amortization expense	24,877	23,840
Loss on extinguishment of debt	5,015	—
Provision for bad debt	(202)	542
Provision for inventory reserve	639	—
Gain from disposal of assets	28	397
Deferred income taxes	(569)	(2,317)
Write-off of capitalized software costs	—	69
Amortization of debt issuance costs	1,082	1,056
Change in fair value of contingent consideration	96	(10,770)
Share-based compensation	4,380	6,682
Changes in operating assets and liabilities:
Accounts receivable	(12,021)	(2,031)
Inventory	(3,605)	(7,796)
Prepaid expenses and other assets	(1,195)	(4,653)
Accounts payable and other accrued liabilities	(7,686)	29,659
Deferred revenue	1,550	(845)
Payment on contingent consideration	(10,329)	—
Net cash (used in) provided by operating activities	(2,315)	31,563
Cash flows from investing activities
Acquisition, net of cash received	—	(3,758)
Purchases of property and equipment, net	(6,435)	(5,159)
Capitalized software development costs	(5,894)	(4,355)
Net cash used in investing activities	(12,329)	(13,272)
Cash flows from financing activities
Proceeds from issuance of debt	78,000	25,000
Payment of debt issuance cost	(2,133)	(1,148)
Principal payment on term loan	(132,368)	(2,438)
Payment on capital leases	(464)	(118)
Proceeds from issuance of common stock to Board of Director	250	—
Proceeds from issuance of common stock in initial public offering, net of issuance costs	146,136	—
Prepayment premium on early repayment of term loan	(1,563)	—
Proceeds from capitalization	—	—
Payment on contingent consideration	(10,303)	(11,867)
Exercise of vested stock options	1,358	—
Dividend	(74,500)	—
Net cash provided by (used in) financing activities	4,413	9,429

CONVEY HEALTH SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands) (unaudited)

	For the Years Ended December 31,
	2021	2020
Effect of exchange rate changes on cash	(44)	20
Net (decrease) increase in cash and cash equivalents and restricted cash	(10,275)	27,740
Cash, cash equivalents and restricted cash at beginning of period	49,086	21,346
Cash, cash equivalents and restricted cash at end of period	$38,811	$49,086

Cash, cash equivalents and restricted cash as of the end of period
Cash and cash equivalents	$38,811	$45,366
Restricted cash	—	3,560
Restricted cash, non-current	—	160
Cash, cash equivalents and restricted cash	$38,811	$49,086

Supplemental disclosures of cash flow information:
Cash paid for taxes	$1,412	$50
Cash paid for interest	$18,517	$15,288
Non-cash investing and financing activities:
Capitalized software and property and equipment, net included in accounts payable	$1,918	$3,672

CONVEY HEALTH SOLUTIONS HOLDINGS, INC. AND ITS SUBSIDIARIES

SEGMENT REVENUES AND ADJUSTED EBITDA

Presented in the tables below is revenue and Segment Adjusted EBITDA by reportable segment:

	For the Three Months Ended December 31, 2021		For the Year Ended December 31, 2021
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$84,423	$12,883	$284,619	$52,977
Segment Adjusted EBITDA	$17,245	$3,071	$69,214	$16,232

	For the Three Months Ended December 31, 2020		For the Year Ended December 31, 2020
(in thousands)	Technology Enabled Solutions	Advisory Services	Technology Enabled Solutions	Advisory Services
Revenue	$74,486	$12,595	$241,336	$41,578
Segment Adjusted EBITDA	$21,848	$4,137	$66,043	$8,204

The following table presents a reconciliation of Segment Adjusted EBITDA to the consolidated U.S. GAAP net income (loss) from continuing operations:

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2021	2020	2021	2020
Technology Enabled Solutions Segment Adjusted EBITDA	$17,245	$21,848	$69,214	$66,043
Advisory Services Segment Adjusted EBITDA	3,071	4,137	16,232	8,204
Total	$20,316	$25,985	$85,446	$74,247
Unallocated(1)	$(3,156)	$(2,609)	$(11,819)	$(9,024)
Adjustments to reconcile to U.S. GAAP net income (loss) from continuing operations
Depreciation and amortization	(7,812)	(7,323)	(30,480)	(28,032)
Interest, net	(2,150)	(5,381)	(17,294)	(18,853)
Income tax provision	(4,423)	(1,368)	619	1,904
Change in fair value of contingent consideration	—	10,770	96	10,770
Cost of COVID-19(2)	(770)	(2,402)	(3,827)	(10,174)
Consultant lower utilization due to COVID-19 (3)	—	(197)	—	(2,062)
Sales and use tax	3,232	(2,618)	(2,569)	(8,194)
Non-cash stock compensation expense	(1,214)	(1,011)	(4,380)	(6,682)
Transaction related costs	(2,924)	(3,672)	(5,894)	(3,949)
Acquisition bonus expense – HealthScape and Pareto acquisition	(186)	(513)	(667)	(1,989)
Loss on extinguishment of debt	—	—	(5,015)	—
Director and officer prior act liability insurance policy(4)	—	—	(7,861)	—
Other(5)	(500)	(1,557)	(6,333)	(4,460)
Net income (loss) from continuing operations	$413	$8,104	$(9,978)	$(6,498)

(1)	Represents certain corporate costs associated with the executive compensation, legal, accounting, finance, and other costs not specifically attributable to the segments.

(2)	Expenses incurred due to the COVID-19 pandemic are primarily related to higher pricing from vendors due to supply chain disruptions and product shortages and higher employee costs due to hazard pay for our employees.

(3)	Consultant lower utilization due to COVID-19 reflects the decreased productivity of the Advisory segment in connection with the COVID-19 pandemic. The average utilization for consultants in the Company’s Advisory Services segment declined during the COVID-19 pandemic as compared to pre-pandemic comparable periods. The utilization variance was multiplied by the average consultant cost to derive the cost absorbed by the Company. This change in utilization represents consultants’ idle time that otherwise would have been billed to clients if the consulting arrangements would have materialized. In addition, we chose not to reduce our headcount as we expected the lower utilization to be temporary in nature.

(4)	In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with Accounting Standard Codification (“ASC”) 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(5)	These adjustments include individual adjustments related to legal fees associated with obtaining the incremental loans, management fees, management service agreement termination fee, board of directors related fees, and consulting costs for the selection of our Enterprise Resource Planning solution.

Non-GAAP Reconciliations

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as net income (loss) less income (loss) from discontinued operations adjusted for interest, net, income tax expense (benefit), and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA further adjusted for certain items of a significant or unusual nature, including but not limited to, change in fair value contingent consideration, COVID-19 cost impacts, non-cash stock compensation, transaction related costs, acquisition bonus expense, loss on extinguishment of debt, director and officer prior act liability insurance policy and other costs. Other includes costs such as contract termination fees, management, and board of directors’ fees, and arrangement fees paid to TPG in connection with obtaining the incremental term loans.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenues.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

(in thousands)	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Net income (loss)	$413	$8,104	$(9,978)	$(6,462)
Less income (loss) from discontinued operations, net of tax	—	—	—	36
Net income (loss) from continuing operations	413	8,104	(9,978)	(6,498)
Interest, net	2,150	5,381	17,294	18,853
Income tax expense (benefit)	4,423	1,368	(619)	(1,904)
Depreciation and amortization expense	7,812	7,323	30,480	28,032
EBITDA	14,798	22,176	37,177	38,483
Change in fair value of contingent consideration(1)	—	(10,770)	96	(10,770)
Cost of Covid-19(2)	770	2,402	3,827	10,174
Non-cash stock compensation expense(3)	1,214	1,011	4,380	6,682
Transaction related costs(4)	2,924	3,672	5,894	3,949
Acquisition bonus expense – HealthScape and Pareto acquisition(5)	186	513	667	1,989
Loss on extinguishment of debt(6)	—	—	5,015	—
Director and officer prior act liability insurance policy(7)	—	—	7,861	—
Other(8)	—	313	4,316	986
Adjusted EBITDA	$19,892	$19,317	$69,233	$51,493
Adjusted EBITDA as a percentage of net revenues	20%	22%	21%	18%

(1)	Change in fair value of contingent consideration is composed of two components: earn-out liability and holdback liability. The earn-out liability resulted from the HealthScape Advisors, LLC (“HealthScape Advisors”), and Pareto Intelligence, LLC (“Pareto Intelligence”) acquisition that closed on November 16, 2018. The holdback liability resulted from the merger with TPG that closed on September 4, 2019. The earn-out liability and holdback liability were re-measured to fair value at each reporting date until the contingency was resolved. During the year ended December 31, 2021, we made a final payment of $13.1 million related to the holdback liability and a $7.5 million final payment related to the earn-out liability due to HealthScape Advisors.

(2)	Due to significant volatility to the markets, as well as business and supply chain disruptions, we incurred several additional expenses due to the COVID-19 pandemic, including: (i) higher pricing from vendors due to supply chain disruptions, product shortages and increases in shipping costs, (ii) higher employee costs due to premium pay and hazard pay for our employees and enhanced sick pay due to illness and quarantine protocols, (iii) costs related to early hiring of employees due to social distancing and work at home protocols, (iv) COVID-19 training costs, (v) overtime costs for IT personnel to setup eligible employees to work from home and temporary resources, (vi) IT costs due to the change in the work environment and (vii) janitorial costs due to enhanced COVID-19 protocols. The expenses are included in cost of services and cost of products on our statements of operations and comprehensive income (loss). During 2021, to a lesser extent, we have continued to incur these expenses. These expenses are not expected to be an adjustment in the calculation of Adjusted EBITDA after 2021.

(3)	Represents non-cash stock-based compensation expense in connection with the stock awards that have been granted to employees and non-employees. The expense is included in Selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

(4)	Transaction related costs primarily consist of public company readiness costs, expenses for corporate development, such as mergers and acquisitions activity, and due diligence costs.

(5)	In conjunction with the HealthScape Advisors and Pareto Intelligence acquisitions, the previous shareholders set aside funds for an incentive compensation plan for employees who remained post acquisition. The costs were expensed on a monthly basis and funded through an escrow account which was established on the closing date and was included in restricted cash on our consolidated balance sheets. The expense is included in Selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

(6)	The loss on extinguishment of debt was recognized for the prepayment of outstanding indebtedness.

(7)	In connection with the IPO, we made a $7.9 million one-time payment on a 3-year director and officer prior act liability insurance policy. We deemed this policy to be a retroactive insurance policy and in accordance with ASC 720-20-25, “Retrospective Contracts,” we expensed the premium of $7.9 million in June 2021.

(8)	Other includes other individual adjustments related to legal fees associated with obtaining the incremental loans, severance costs incurred as a result of eliminating certain positions, management service agreement termination fee and management fees. All costs are included in Selling, general and administrative expenses on our statements of operations and comprehensive income (loss).

Investor Contacts

Kevin Ellich

ICR Westwicke

ConveyHealthIR@westwicke.com

Media Contact

Tom Pelegrin

Senior Vice President & Chief Revenue Officer

mediarelations@conveyhs.com

Source: Convey Health Solutions